Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Reinhold Industries, Inc. of our report dated February 19, 2002 (except for
Note 4, as to which the date is March 27, 2002), included in the 2001 Annual Report to Shareholders of Reinhold Industries, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Reinhold Industries, Inc. Stock Option Plan of our reports dated February 19, 2002 (except for Note 4, as to which the date is March 27, 2002) with respect to the consolidated financial statements and schedules of Reinhold Industries, Inc. incorporated by reference and included in this Annual Report (Form 10-K) for the year ended December 31, 2001, respectively.





/s/ Ernst & Young LLP


Orange County, California
March 28, 2002